Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Better Way Partners, LLC

ELKHART, IN – February 17, 2015 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Better Way Partners, LLC d/b/a Better Way Products (“Better Way”) with operating facilities located in New Paris, Bremen and Syracuse, Indiana. Better Way is a high quality manufacturer of fiberglass components primarily used in the recreational vehicle (“RV”), marine and transit vehicle markets. The Company projects Better Way’s 2015 annual revenues to be approximately $50 million and expects the acquisition to be immediately accretive to 2015 net income per share.

“The acquisition of Better Way, which is recognized as an industry leader in the manufacturing of a wide array of fiberglass components for OEMs in the RV, marine and transit vehicle industries, is a natural fit with our other recently acquired fiberglass operations,” said Todd Cleveland, President and Chief Executive Officer of Patrick. “Better Way brings many advantages to our Company, including high quality product lines and customer service, strategic design and supplier relationships, significant industry and fiberglass operational experience, and breadth and depth of products. Consistent with our previous acquisitions, we will support Better Way with the financial and operational foundation that will allow it to preserve the entrepreneurial spirit that has been so important to its success.”

The net purchase price for Better Way of approximately $40.0 million was funded under the Company’s existing revolving secured senior credit facility, and includes the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment. Patrick will continue to operate the business on a stand-alone basis under the Better Way brand name in its existing facilities. In conjunction with the acquisition, the Company’s credit facility was expanded from $165 million to $185 million to continue to provide capacity to support the Company’s strategic plan and capital allocation strategy.

“Better Way’s excellent reputation for innovative designs, high quality products, and exceptional in house engineering capabilities will afford us the opportunity to further expand our expertise, presence, and footprint in the fiberglass and fiberglass components market within the industries we serve,” Mr. Cleveland further noted. “Additionally, we are excited about bringing our two companies together to become a larger supplier to the marine industry for high-quality, customized engineered fiberglass components. We are looking forward to strengthening customer relationships through value added innovation and intuitive designs, and continuing to drive our business model through the execution of our strategic initiatives.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

2